EXHIBIT 12.1

SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

CEO CERTIFICATION

I, Jason S. Weber, certify that:

1.

I have reviewed this amended transition report on Form 20-F of Kiska Metals Corporation.

2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report; and

3.

Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of, and for, the periods presented in this report.

Date: February 3, 2011

“Jason S. Weber”

Jason S. Weber

President, Chief Executive Officer and Director

EXHIBIT 12.2

SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

CFO CERTIFICATION

I, Adrian Rothwell, certify that:

1.

I have reviewed this amended transition report on Form 20-F of Kiska Metals Corporation.

2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report; and

3.

Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of, and for, the periods presented in this report.

Date: February 3, 2011

 “Adrian Rothwell”

Adrian Rothwell

Chief Financial Officer